EXHIBIT 99.1

Allscripts solidifies management team, enhances organizational structure

Rick Poulton promoted to President, search initiated for new Chief Financial Officer

Paul Black’s employment agreement extended through at least 2018

CHICAGO – October 7, 2015 – Allscripts (Nasdaq: MDRX) (“Allscripts”) announced a solidified management team under an enhanced organizational structure. This new structure will enable more effective client partnerships and better support the Company’s long-term growth.

Chief Financial Officer Rick Poulton is promoted to President, responsible for day-to-day operational leadership. He will continue to report to Chief Executive Officer Paul Black, who has held the dual position of President and CEO since joining the Company in December 2012.

The Company has commenced a search for a new CFO, and Poulton will maintain the CFO title and responsibilities until a new CFO is appointed.

In addition, the Allscripts Board of Directors and Paul Black agreed to extend Black’s employment agreement through at least 2018. The initial term of his previous contract was set to expire in December 2015.

Black stated, “These changes reflect the deep bench of talent at Allscripts and better position us to meet our long-term strategic goals, including growing our client base, investing in emerging growth markets, delivering consistent financial results, and ensuring efficient operations. Rick has proven to be a trusted leader and valuable asset to me, our associates and our clients. As President, Rick will continue to provide leadership by overseeing the business operations day-to-day, allowing me to focus even more on global strategy, clients, shareholders and associates.

“I am also honored that the board has agreed to extend my contract. My commitment to Allscripts reflects my excitement regarding the opportunities before us, and I look forward to continuing to work with Rick and the rest of the team to build upon the progress we have made together.”

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About Allscripts

Allscripts (NASDAQ:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

Investor and Media Contacts

Investors:

Seth Frank

312-506-1213

seth.frank@allscripts.com

Media:

Concetta Di Franco

312-447-2466

Concetta.difranco@allscripts.com